                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 10


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR 12 (G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




                            JEF HOLDING COMPANY, INC.

                  (to be renamed "Jefferies Group, Inc." following the
                    ITGI Merger as described in Part I hereof)
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter.)



              Delaware                                  95-4719745
--------------------------------------    --------------------------------------
  (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                  Identification No.)


    11100 Santa Monica Boulevard
      Los Angeles, California                             90025
--------------------------------------    --------------------------------------
  (Address of principal executive                       (Zip Code)
              offices)


               Registrant's telephone number, including area code:

                                  310-914-1300
                      ------------------------------------




        Securities to be registered pursuant to Section 12(b) of the Act:


        Title of Each Class                Name of Each Exchange on Which
        TO BE SO REGISTERED                EACH CLASS IS TO BE REGISTERED
  Common Stock, par value $0.0001              New York Stock Exchange



           Securities registered pursuant to Section 12(g) of the Act:

                                      NONE

                            JEF HOLDING COMPANY, INC.
                                   ("New JEF")

                   I. INFORMATION INCLUDED IN PROXY STATEMENT
                    AND INCORPORATED IN FORM 10 BY REFERENCE

     In March 1998, Jefferies Group, Inc. ("Group") announced an intention to engage in a series of transactions designed to separate its approximately 80.5% subsidiary, Investment Technology Group, Inc. ("ITGI") from the other Group businesses. This separation would be achieved through the transfer of all Group's assets, except for Group's interest in the outstanding capital stock of ITGI, and all of Group's liabilities, other than liabilities of or related to ITGI (the "Transfers"), to New JEF, a wholly-owned Group subsidiary, or to Jefferies & Company, Inc., which will become a subsidiary of New JEF in connection with the Transfers. Following the Transfers, the aforementioned separation would be completed by means of a pro rata distribution to Group's stockholders of 100% of the outstanding shares of common stock of New JEF (the "Spin-Off"). This Registration Statement on Form 10 is being filed to register the class of New JEF Common Stock to be distributed in the Spin-Off, pursuant to Section 12(b) of the Securities Exchange Act of
1934, as amended (the "Exchange Act").

     Following the Transfers and Spin-Off, ITGI will merge with and into Group (the "ITGI Merger"). In connection with the ITGI Merger, Group will be renamed Investment Technology Group, Inc. and New JEF will change its name to Jefferies Group, Inc. An application has been made to list New JEF Common Stock on the New York Stock Exchange under the symbol "JEF."

     Group filed, in accordance with Regulation 14A under the Exchange Act, a definitive proxy/information statement with the Securities and Exchange Commission on March 18, 1999 (the "Group Disclosure Document"), which was mailed to Group stockholders on or about March 19, 1999. The Group Disclosure Document provides detailed information concerning New JEF, the Spin-Off, ITGI and the ITGI Merger. New JEF hereby incorporates by reference into this Form 10, in response to the requirements of Form 10, the following information concerning New JEF and the Spin-Off that is set forth in the Group Disclosure Document.


                          Cross-reference Sheet Between
                     Group Proxy Statement (File No. 1-11665)
                              and Items of Form 10

ITEM
NO.    ITEM CAPTION                                          LOCATION IN PROXY STATEMENT
-----  ------------                                          ---------------------------

1.     Business.........................................     "Summary;"  "The Transactions -- The Transfers and
                                                             Spin-Off; "-- Background of and Reasons for the
                                                             Transactions;"  "Business of New JEF;" and
                                                             "Management's Discussion and Analysis of
                                                             Supplemental Financial Condition and Results of
                                                             Operations of New JEF."

2.     Financial Information............................     "Unaudited Supplemental Selected Historical Financial
                                                             Data of New JEF;" "Management's Discussion and
                                                             Analysis of Supplemental Financial Condition and
                                                             Results of Operations of New JEF;" "Unaudited Pro
                                                             Forma Condensed Consolidated Statement of Financial
                                                             Condition of New JEF (Excluding Discontinued
                                                             Operations);"   and "Index to Financial Statements."
3.     Properties.......................................     "Business of New JEF -- Properties."




4.     Security Ownership of Certain                         "Beneficial Ownership Of Group Common Stock by
       Beneficial Owners and Management.................     Directors, Officers and Principal Stockholders of
                                                             Group."
5.     Directors and Executive Officers.................     "Management of Group and New JEF."

6.     Executive Compensation...........................     "Management of Group and New JEF."

7.     Certain Relationships and                             "The Transactions -- Agreements Between Group and
       Related Transactions.............................     New JEF Relating to the Spin-Off;" "Risk Factors;"
                                                             "Management of Group and New JEF;" and "Index to
                                                             Financial Statements."
8.     Legal Proceedings................................     "Business of New JEF-- Legal Proceedings."

9.     Market Price of and Dividends on                      "Summary;" "Market Price of and Dividends on
       the Registrant's Common Equity                        Common Stock and Related Stockholder Matters;" and
       and Related Stockholder Matters..................     "Risk Factors."

11.    Description of Registrant's Securities to be         "Summary;" "Risk Factors;" and "Description of New
       Registered......................................     JEF Capital Stock."

12.    Indemnification of Directors                         "Description of New JEF Capital Stock -- Other
       and Officers.....................................    Delaware Corporate Law Provisions Affecting New JEF
                                                            Stockholders."

13.    Financial Statements and                             "Unaudited Supplemental Selected Historical Financial
       Supplementary Data...............................    Data of New JEF;"  "Management's Discussion and
                                                            Analysis of Supplemental Financial Condition and
                                                            Results of Operations of New JEF;" and "Unaudited Pro
                                                            Forma Condensed Consolidated Statement of Financial
                                                            Condition of New JEF (Excluding Discontinued
                                                            Operations)."



                 II. INFORMATION NOT INCLUDED IN PROXY STATEMENT


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Group extended credit to certain of its Directors, Officers, employees and stockholders in connection with their purchase of securities on margin. New JEF has assumed such obligations in connection with the Transfers. Receivables from Group's Officers and Directors were $880,310 at December 31, 1998. Such extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

         The Board of Directors has adopted a policy which provides that New JEF will not enter into any transactions with its Directors, Officers, or affiliates (not including companies consolidated with it for financial reporting purposes), other than those related to compensation or expense reimbursement and other than those having terms no less favorable to New JEF than could have been obtained from unaffiliated parties, unless approved by New JEF's disinterested and independent Directors.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

         On December 23, 1998, New JEF issued approximately 10,000 shares of its common stock to Group, its direct parent, at par value for aggregate consideration of $1.00. In the opinion of New JEF, this transaction is exempt from registration under the Securities Act of 1933, as amended, by virtue of
Section 4(2) thereof in that such transaction did not involve any public offering.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None


ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS
         (a) Financial Statements

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         6
Consolidated Statements of Financial Condition as of December 31, 1998 and 1997............................         7
Consolidated Statements of Earnings for the Three Years Ended
  December 31, 1998........................................................................................         8
Consolidated Statements of Changes in Stockholders' Equity for the
  Three Years Ended December 31, 1998......................................................................         9
Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1998..........................        10
Notes to Consolidated Financial Statements.................................................................        11

                          INDEPENDENT AUDITORS' REPORT

    We have audited the accompanying consolidated statements of financial condition of JEF Holding Company, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JEF Holding Company, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


                                   KPMG LLP

Los Angeles, California
January 19, 1999, except as to
Note 17 to the consolidated
financial statements, which
is as of April 20, 1999

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1998 AND 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            1998          1997
                                                                                        ------------  ------------
                                                      ASSETS
Cash and cash equivalents.............................................................  $     55,581  $     58,225
Cash and securities segregated and on deposit for regulatory purposes or deposited
  with clearing and depository organizations..........................................        62,518        30,977
Receivable from brokers and dealers...................................................     2,018,090     1,269,664
Receivable from customers, officers and directors.....................................        93,526       166,284
Securities owned......................................................................       100,797       245,055
Investments...........................................................................        93,463       134,836
Investment in discontinued operations of ITGI.........................................       108,333        65,057
Premises and equipment................................................................        20,524        23,322
Other assets..........................................................................        65,032        64,686
                                                                                        ------------  ------------
                                                                                        $  2,617,864  $  2,058,106
                                                                                        ------------  ------------
                                                                                        ------------  ------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Bank loans............................................................................  $     21,000  $         --
Payable to brokers and dealers........................................................     1,602,906       981,705
Payable to customers..................................................................       226,774       202,255
Securities sold, not yet purchased....................................................        39,365       188,700
Accrued expenses and other liabilities................................................       243,657       293,400
                                                                                        ------------  ------------
                                                                                           2,133,702     1,666,060
Long-term debt........................................................................       149,387       149,290
                                                                                        ------------  ------------
                                                                                           2,283,089     1,815,350
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 1,000,000 shares; none issued...........            --            --
  Common stock, $.01 par value. Authorized 100,000,000 shares; issued 23,368,268
    shares in 1998 and 22,393,910 shares in 1997......................................           234           224
  Additional paid-in capital..........................................................        28,943            39
  Retained earnings...................................................................       344,441       271,589
  Less:
    Treasury stock, at cost; 2,138,238 shares in 1998 and 2,107,842 shares in 1997....       (37,125)      (26,954)
    Accumulated other comprehensive income (loss):
      Currency translation adjustments................................................           (49)         (622)
      Additional minimum pension liability adjustment.................................        (1,669)       (1,520)
                                                                                        ------------  ------------
    Total accumulated other comprehensive income (loss)...............................        (1,718)       (2,142)
                                                                                        ------------  ------------
  Net stockholders' equity............................................................       334,775       242,756
                                                                                        ------------  ------------
                                                                                        $  2,617,864  $  2,058,106
                                                                                        ------------  ------------
                                                                                        ------------  ------------

          See accompanying notes to consolidated financial statements.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                      THREE YEARS ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
REVENUES:
  Commissions................................................................  $  190,870  $  148,940  $  113,512
  Principal transactions.....................................................     177,189     179,081     145,207
  Corporate finance..........................................................     126,651     228,640      97,870
  Interest...................................................................      91,024      70,656      47,443
  Other......................................................................       4,881       3,525       2,991
                                                                               ----------  ----------  ----------
      Total revenues.........................................................     590,615     630,842     407,023
  Interest expense...........................................................      75,153      61,314      37,840
                                                                               ----------  ----------  ----------
      Revenues, net of interest expense......................................     515,462     569,528     369,183
                                                                               ----------  ----------  ----------
NON-INTEREST EXPENSES:
  Compensation and benefits..................................................     321,943     373,619     234,446
  Floor brokerage and clearing fees..........................................      32,425      26,754      21,606
  Communications.............................................................      47,210      40,305      24,474
  Occupancy and equipment rental.............................................      14,036      15,701      13,003
  Travel and promotional.....................................................      17,710      15,300      10,703
  Other......................................................................      22,945      29,159      22,765
                                                                               ----------  ----------  ----------
      Total non-interest expenses............................................     456,269     500,838     326,997
                                                                               ----------  ----------  ----------
Earnings before income taxes.................................................      59,193      68,690      42,186
Income taxes.................................................................      22,992      27,334      17,772
                                                                               ----------  ----------  ----------
Earnings from continuing operations..........................................      36,201      41,356      24,414
Discontinued operations of ITGI, net of tax..................................      33,481      22,211      19,146
                                                                               ----------  ----------  ----------
Net earnings.................................................................  $   69,682  $   63,567  $   43,560
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

EARNINGS PER SHARE:
  Basic:
  Continuing operations......................................................  $     1.62  $     1.92  $     1.06
  Discontinued operations of ITGI, net of tax................................        1.50        1.03        0.84
                                                                               ----------  ----------  ----------
  Net earnings...............................................................  $     3.12  $     2.95  $     1.90
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

  Diluted:
  Continuing operations......................................................  $     1.58  $     1.85  $     1.04
  Discontinued operations of ITGI, net of tax................................        1.38        0.95        0.80
                                                                               ----------  ----------  ----------
  Net earnings...............................................................  $     2.96  $     2.80  $     1.84
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
WEIGHTED AVERAGE SHARES OF COMMON STOCK:
  Basic......................................................................      22,346      21,552      22,980
  Diluted....................................................................      22,954      22,349      23,410

          See accompanying notes to consolidated financial statements.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1998
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       ACCUMULATED
                                                                     ADDITIONAL                           OTHER           NET
                                                           COMMON     PAID-IN   RETAINED    TREASURY   COMPREHENSIVE  STOCKHOLDERS'
                                                            STOCK     CAPITAL   EARNINGS      STOCK    INCOME (LOSS)     EQUITY
                                                         ---------  ----------  ---------  ----------  -------------  -------------
Balance, December 31, 1995...........................    $      93    $ 58,117  $ 192,234  $  (63,075)     $  (1,108) $ 186,261
Exercise of stock options, including tax benefits
  (352,460 shares)...................................            1       2,555         --          97             --       2,653
Purchase of 2,320,352 shares of treasury stock.......           --          --         --     (36,766)            --     (36,766)
Issuance of common stock (71,388 shares).............           --         770         --          --             --         770
Issuance of restricted stock, including tax benefits
  and additional vesting (68,864 shares).............           --       1,083         --          --             --       1,083
Capital Accumulation Plan distributions, including
  tax benefits (39,186 shares).......................           --         138         --         340             --         478
Net increase in proportionate share of subsidiary's
  equity.............................................           --          --     (1,115)         --             --      (1,115)
Comprehensive income:
  Net earnings.......................................           --          --     43,560          --             --      43,560
  Other comprehensive income (loss), net of tax:
  Currency translation adjustment....................           --          --         --          --            426         426
  Additional minimum pension liability adjustment....           --          --         --          --             33          33
                                                                                                            ---------    -------
  Other comprehensive income (loss)..................                                                            459         459
                                                                                                            ---------    -------
Comprehensive income.................................           --          --         --          --             --      44,019
Dividends paid ($.0875 per share)....................           --          --     (1,883)         --             --      (1,833)
Redemption of rights ($.0025 per right)..............           --          --        (55)         --             --         (55)
Two-for-one stock split..............................           94         (94)        --          --             --          --
                                                             -----    --------   --------   ----------      ---------  ----------
Balance, December 31, 1996...........................          188      62,569    232,741      (99,404)          (649)    195,445
Exercise of stock options, including tax benefits
  (240,028 shares)...................................            2       3,431         --           --            --        3,433
Purchase of 1,063,026 shares of treasury stock.......           --          --         --      (23,584)           --      (23,584)
Issuance of common stock (41,052 shares).............           --         879         --            3            --          882
Issuance of restricted stock, including tax benefits
   and additional vesting (198,888 shares)...........           --       3,666         --           --            --        3,666
Capital Accumulation Plan distributions, including tax
  benefits (143,228 shares)...........................          --         508         --        1,289            --        1,797
Retirement of treasury shares (15,600,000 shares).....         (78)    (70,902)   (23,762)      94,742            --           --
Net decrease in proportionate share of subsidiary's
  equity..............................................          --          --      1,558           --            --        1,558
Comprehensive income:
  Net earnings........................................          --          --     63,567           --            --       63,567
  Other comprehensive income (loss), net of tax:
  Currency translation adjustment.....................          --          --         --           --           (526)       (526)
  Additional minimum pension liability adjustment.....          --          --         --           --           (967)       (967)
                                                                                                               ------     -------
  Other comprehensive income (loss)...................                                                         (1,493)     (1,493)
                                                                                                               ------     -------
Comprehensive income..................................                                                                     62,074
Dividends paid ($.125 per share)......................          --          --     (2,515)          --             --      (2,515)
Two-for-one stock split...............................         112        (112)        --           --             --          --
                                                             -----    --------  ---------  -----------       --------     -------
Balance, December 31, 1997............................         224          39    271,589      (26,954)        (2,142)    242,756
Exercise of stock options, including tax benefits
   (737,125 shares)...................................           7      15,144         --           --             --      15,151
Purchase of 334,234 shares of treasury stock..........          --          --         --      (13,815)            --     (13,815)
Issuance of common stock (53,286 shares)..............           1       2,180         --           --             --       2,181
Issuance of restricted stock, including tax benefits
    and additional vesting (182,095 shares)...........           2       8,170         --          (22)            --       8,150
Capital Accumulation Plan distributions, including tax
  benefits (305,690 shares)...........................          --       3,410         --        3,666             --       7,076
Net decrease in proportionate share of subsidiary's
  equity..............................................          --          --      7,337           --             --       7,337
Comprehensive income:
  Net earnings........................................          --          --     69,682           --         69,682      69,682
  Other comprehensive income (loss), net of tax:
  Currency translation adjustment.....................          --          --         --           --            573         573
  Additional minimum pension liability adjustment.....          --          --         --           --           (149)       (149)
                                                                                                                -----     -------
  Other comprehensive income (loss)...................                                                            424         424
                                                                                                                -----     -------
Comprehensive income..................................                                                                     70,106
Dividends paid ($.20 per share).......................          --          --     (4,167)          --             --      (4,167)
                                                             -----    --------  ---------    ---------      ---------   ---------
Balance, December 31, 1998............................    $    234    $ 28,943  $ 344,441    $ (37,125)     $  (1,718)  $ 334,775
                                                             -----    --------  ---------    ---------      ---------   ---------
                                                             -----    --------  ---------    ---------      ---------   ---------

             See accompanying notes to consolidated financial statements.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      THREE YEARS ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                                                                                      1998       1997       1996
                                                                                    ---------  ---------  ---------
Cash flows from operating activities:
  Net earnings....................................................................  $  69,682  $  63,567  $  43,560
  Adjustments to reconcile net earnings to net cash provided by (used in)
    operating
  activities:
  Depreciation and amortization...................................................     12,052      9,862      9,687
  Deferred income taxes...........................................................     (5,285)    (8,710)    (8,435)
  Increase in cash and securities segregated......................................    (31,541)    (1,870)   (26,813)
  (Increase) decrease in receivables:
    Brokers and dealers...........................................................   (748,426)  (304,039)   152,529
    Customers, officers and directors.............................................     72,758    (52,412)    (6,714)
  (Increase) decrease in securities owned.........................................    144,258    (52,093)   (34,261)
  (Increase) decrease in investments..............................................     41,373    (91,577)   (20,080)
  Increase in investment in discontinued operations of ITGI.......................    (43,276)   (24,268)   (18,033)
  Increase in other assets........................................................       (535)    (9,087)   (39,523)
  Increase (decrease) in payables:
  Brokers and dealers.............................................................    621,201    175,992    (58,743)
  Customers.......................................................................     24,519     31,871    (44,171)
  Increase (decrease) in securities sold, not yet purchased.......................   (149,335)    65,611     40,157
  Increase (decrease) in accrued expenses and other liabilities...................    (44,607)   114,855     79,175
                                                                                    ---------  ---------  ---------
  Net cash provided by (used in) operating activities.............................    (37,162)   (82,298)    68,335
                                                                                    ---------  ---------  ---------
Cash flows from financing activities:
  Net proceeds from bank loans....................................................     21,000         --         --
  Issuance of term debt...........................................................         --     99,722         --
  Net payments on:
  Repurchase of treasury stock....................................................    (13,815)   (23,584)   (36,766)
  Redemption of 8 7/8% Subordinated Notes, due 1997...............................         --     (3,576)    (3,576)
  Dividends paid..................................................................     (4,167)    (2,515)    (1,883)
  Redemption of rights............................................................         --         --        (55)
  Proceeds from exercise of stock options.........................................     15,151      3,433      2,653
  Net decrease (increase) in proportionate share of subsidiary's equity...........      7,337      1,558     (1,115)
  Distribution of Capital Accumulation Plan shares................................      7,076      1,797        478
  Issuance of restricted shares...................................................      8,150      3,666      1,083
  Issuance of common shares.......................................................      2,181        882        770
                                                                                    ---------  ---------  ---------
    Net cash provided by (used in) financing activities...........................     42,913     81,383    (38,411)
                                                                                    ---------  ---------  ---------
Cash flows from investing activities--purchase of premises and equipment..........     (8,968)   (10,521)   (10,521)
                                                                                    ---------  ---------  ---------
Effect of currency translation on cash............................................        573       (526)       426
                                                                                    ---------  ---------  ---------
  Net (decrease) increase in cash and cash equivalents............................     (2,644)   (11,962)    19,829
Cash and cash equivalents at beginning of year....................................     58,225     70,187     50,358
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of year..........................................  $  55,581  $  58,225  $  70,187
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest......................................................................  $  73,757  $  58,038  $  38,522
    Income taxes..................................................................     50,018     52,030     42,724

    Supplemental disclosure of non-cash financing activities:

    In 1996, the additional minimum pension liability included in stockholders' equity of $553 resulted from a decrease of $33 to accrued expenses and other liabilities and an offsetting increase in stockholders' equity. In 1997, the additional minimum pension liability included in stockholders' equity of $1,520 resulted from an increase of $967 to accrued expenses and other liabilities and an offsetting decrease in stockholders' equity. In 1998, the additional minimum pension liability included in stockholders' equity of $1,669 resulted from an increase of $149 to accrued expenses and other liabilities and an offsetting decrease in stockholders' equity.

          See accompanying notes to consolidated financial statements.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of JEF Holding Company, Inc., as successor to Jefferies Group, Inc. ("Group") and all its subsidiaries ("Company"), including Jefferies & Company, Inc. ("JEFCO")(See Note 17). The accounts of Investment Technology Group, Inc. and all its subsidiaries (collectively "ITGI"), including its wholly owned subsidiary, ITG Inc. ("ITG") are included in the consolidated financial statements as discontinued operations. The accounts of W & D Securities, Inc. ("W & D") are consolidated because of the nature and extent of the Company's ownership interest in W & D. The Company and its subsidiaries (after the discontinuance of ITGI) are primarily engaged in a single line of business as a securities broker-dealer, which includes several types of services, such as principal and agency transactions in equity, convertible debt and taxable fixed income securities, as well as corporate finance activities. Operations of the Company include agency and principal transactions and other securities-related financial services.

    All significant intercompany accounts and transactions are eliminated in consolidation.

SECURITIES TRANSACTIONS

    All transactions in securities, commission revenues and related expenses are recorded on a trade-date basis.

    Securities owned and securities sold, not yet purchased, are valued at market, and unrealized gains or losses are reflected in revenues from principal transactions.

INVESTMENTS

    Partnership interests are recorded at their initial cost. The carrying values of these investments are adjusted when the adjustment can be supported by quoted market prices, adjusted for liquidity and other relevant factors. In addition, the carrying values are reduced when the Company determines that the estimated realizable value is less than the carrying value based on relevant financial and market information.

    Debt and equity investments consist primarily of mutual funds which are valued at market, based on available quoted prices.

    Equity and debt interests in affiliates are recorded under either the equity or cost method depending on the Company's level of ownership and control.

RECEIVABLE FROM, AND PAYABLE TO, CUSTOMERS, OFFICERS AND DIRECTORS

    Receivable from, and payable to, customers includes amounts receivable and payable on cash and margin transactions. Securities owned by customers and held as collateral for these receivables are not reflected in the accompanying consolidated financial statements. Receivable from officers and directors represents balances arising from their individual security transactions. Such transactions are subject to the same regulations as customer transactions.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    Substantially all of the Company's financial instruments are carried at fair value or amounts approximating fair value. Assets, including cash and cash equivalents, securities borrowed or purchased under agreements to sell, and certain receivables, are carried at fair value or contracted amounts, which approximate fair value due to the short period to maturity. Similarly, liabilities, including bank loans, securities loaned or sold under agreements to repurchase, long-term debt and certain payables, are carried at amounts approximating fair value. Securities owned and securities sold, not yet purchased, are valued at quoted market prices, if available. For securities without quoted prices, the reported fair value is estimated using various sources of information, including quoted prices for comparable securities.

    The Company has derivative financial instrument positions in option contracts, foreign exchange forward contracts and index futures contracts which are measured at fair value with gains and losses recognized in earnings. The gross contracted or notional amount of these contracts is not reflected in the consolidated statements of financial condition (see note 13 of the notes to consolidated financial statements.)

PREMISES AND EQUIPMENT

    Premises and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets (generally three to ten years). Leasehold improvements are amortized using the straight-line method over the term of related leases or the estimated useful lives of the assets, whichever is shorter.

GOODWILL

    Goodwill, which represents the excess of cost over net assets acquired, is amortized on a straight-line basis over ten to fifteen years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through future operating cash flows of the acquired business.

INCOME TAXES

    The Company files a consolidated U.S. Federal income tax return which includes all qualifying subsidiaries. Amounts provided for income taxes are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income taxes are provided for temporary differences in reporting certain items, principally state income taxes, depreciation, deferred compensation and unrealized gains and losses on securities owned. Tax credits are recorded as a reduction of income taxes when realized.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH EQUIVALENTS

    The Company generally invests its excess cash in money market funds and other short-term investments. At December 31, 1998 and 1997, such cash equivalents amounted to $25,865,000 and $40,776,000, respectively. Cash equivalents are part of the cash management activities of the Company and generally mature within 90 days.

REPURCHASE AND REVERSE REPURCHASE AGREEMENTS

    Repurchase agreements consist of sales of U.S. Treasury notes under agreements to repurchase. They are treated as collateralized financing transactions and are recorded at their contracted repurchase amount.

    Reverse repurchase agreements consist of purchases of U.S. Treasury notes under agreements to re-sell. They are treated as collateralized financing transactions and are recorded at their contracted re-sale amount.

EARNINGS PER COMMON SHARE

    Basic earnings per share of common stock are computed by dividing net earnings by the average number of shares outstanding and certain other shares committed to, but not yet issued. Diluted earnings per share of common stock are computed by dividing net earnings by the average number of shares outstanding of common stock and all dilutive common stock equivalents outstanding during the period. All shares used in the earnings per share calculations were restated to retroactively reflect the two-for-one stock splits approved by the Board of Directors on November 19, 1997 and March 2, 1996.

    In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS 128 established new standards for computing and presenting earnings per share. SFAS No. 128 replaced the presentation of primary earnings per share with a presentation of basic earnings per share. SFAS No. 128 also requires dual presentation of basic and diluted earnings per share on the face of the statement of earnings for entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. SFAS 128 did not have a material impact on the Company. Earnings per share information has been restated to retroactively reflect the adoption of Statement of Financial Accounting Standards No. 128.

COMMON STOCK

    On November 19, 1997, the Company's Board of Directors approved a two-for-one split of all of the outstanding shares of the Company's common stock, payable December 15, 1997 to stockholders of record at the close of business on November 28, 1997. The stated par value of each share was not changed from $0.01. In addition, the Board of Directors, approved the quarterly cash dividend at $0.05 per share on the approximately 20,000,000 common shares outstanding after the split (effectively doubling the dividend rate).

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    On March 2, 1996, the Company's Board of Directors approved a two-for-one split of all of the outstanding shares of the Company's common stock, payable March 29, 1996 to stockholders of record at the close of business on March 15, 1996. The stated par value of each share was not changed from $0.01. In addition, the Board of Directors, approved the quarterly cash dividend at $0.05 per share (pre November 1997 stock split) on the approximately 12,000,000 common shares (pre November 1997 stock split) to be outstanding after the March 2, 1996 split (effectively doubling the dividend rate), as well as the repurchase of up to one million of the new common shares (pre November 1997 stock split), on the open market or otherwise, from time to time.

    All share, share price and per share information included in the consolidated financial statements has been restated to retroactively reflect the effect of the November 19, 1997 and the March 2, 1996 two-for-one stock splits.

TRANSFERS OF FINANCIAL ASSETS

    In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 which establishes, among other things, new criteria for determining whether a transfer of financial assets should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 also establishes new accounting requirements for pledged collateral. The Company implemented SFAS No. 125 in 1997. SFAS No. 125 did not have a material impact on the Company.

COMPREHENSIVE INCOME

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

    SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

    The Company implemented SFAS No. 130 in 1997. The adoption of SFAS No. 130 did not have a material impact on the Company.

SEGMENT REPORTING

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

    SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

    SFAS No. 131 also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

    The Company implemented SFAS No. 131 in 1998. The adoption of SFAS No. 131 did not have a material impact on the Company.

PENSION DISCLOSURE

    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure About Pensions and Other Post-retirement Benefits," which revises employers' disclosures about pension and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures.

    The Company implemented SFAS No. 132 in 1998. The adoption of SFAS No. 132 did not have a material impact on the Company.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

    This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS No. 133 is not expected to have a material impact on the Company.

FOREIGN CURRENCY TRANSLATION

    The Company's foreign revenues and expenses are translated at average current rates during each reporting period. Foreign currency transaction gains and losses are included in the unaudited proforma consolidated statement of earnings. Gains and losses resulting from translation of financial statements

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) are excluded from the consolidated statement of earnings and are recorded directly to a separate component of stockholders' equity.

RECLASSIFICATIONS

    Certain reclassifications have been made to the prior years' amounts to conform to the current year's presentation.

USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) RECEIVABLE FROM, AND PAYABLE TO, BROKERS AND DEALERS

    The following is a summary of the major categories of receivable from, and payable to, brokers and dealers as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                                            1998          1997
                                                                                        ------------  ------------
Receivable from brokers and dealers:
  Securities borrowed.................................................................  $  1,922,691  $  1,197,227
  Reverse repurchase agreements.......................................................         5,066            --
  Other...............................................................................        90,333        72,437
                                                                                        ------------  ------------
                                                                                        $  2,018,090  $  1,269,664
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Payable to brokers and dealers:
  Securities loaned...................................................................  $  1,580,811  $    966,132
  Repurchase agreements...............................................................         5,061            --
  Other...............................................................................        17,034        15,573
                                                                                        ------------  ------------
                                                                                        $  1,602,906  $    981,705
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The Company has a securities borrowed versus securities loaned business with other brokers. The Company also borrows securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date, and lends securities to other brokers and dealers for similar purposes. From these activities, the Company derives interest revenue and interest expense.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(3) RECEIVABLE FROM, AND PAYABLE TO, CUSTOMERS, OFFICERS AND DIRECTORS

    The following is a summary of the major categories of receivables from customers, officers and directors as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                                               1998        1997
                                                                                             ---------  ----------
Customers (net of allowance for uncollectible accounts of $3,427 in 1998 and $2,453 in
  1997)....................................................................................  $  92,646  $  164,099
Officers and directors.....................................................................        880       2,185
                                                                                             ---------  ----------
                                                                                             $  93,526  $  166,284
                                                                                             ---------  ----------
                                                                                             ---------  ----------

    Interest is paid on free credit balances in accounts of customers who have indicated that the funds will be used for investment at a future date. The rate of interest paid on such free credit balances varies between the thirteen-week treasury bill rate and 1% below that rate, depending upon the size of the customers' free credit balances.

(4) SECURITIES OWNED AND SECURITIES SOLD, NOT YET PURCHASED

    The following is a summary of the market value of major categories of securities owned and securities sold, not yet purchased, as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                            1998                     1997
                                                                   -----------------------  ----------------------
                                                                               SECURITIES               SECURITIES
                                                                                  SOLD,                   SOLD,
                                                                   SECURITIES    NOT YET    SECURITIES   NOT YET
                                                                     OWNED      PURCHASED     OWNED     PURCHASED
                                                                   ----------  -----------  ----------  ----------
Corporate equity securities......................................  $   43,468   $  26,471   $  120,316  $  134,160
High-yield securities............................................      28,684       8,253       59,270      52,332
Corporate debt securities........................................      20,903       4,067       37,382       1,571
U.S. Government and agency obligations...........................       7,076          --       25,012          --
Other............................................................         666         574        3,075         637
                                                                   ----------  -----------  ----------  ----------
                                                                   $  100,797   $  39,365   $  245,055  $  188,700
                                                                   ----------  -----------  ----------  ----------
                                                                   ----------  -----------  ----------  ----------

(5) INVESTMENTS

    The following is a summary of the major categories of investments, as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                                               1998        1997
                                                                                             ---------  ----------
Partnership interests......................................................................  $  44,638  $   64,874
Debt and equity investments................................................................     42,088      64,397
Equity and debt interests in affiliates....................................................      6,737       5,565
                                                                                             ---------  ----------
                                                                                             $  93,463  $  134,836
                                                                                             ---------  ----------
                                                                                             ---------  ----------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(6) PREMISES AND EQUIPMENT

    The following is a summary of premises and equipment as of December 31, 1998 and 1997 (in thousands of dollars):

                                                                                                1998       1997
                                                                                              ---------  ---------
Furniture, fixtures and equipment...........................................................  $  60,365  $  56,320
Leasehold improvements......................................................................     17,316     16,338
                                                                                              ---------  ---------
Total.......................................................................................     77,681     72,658
Less accumulated depreciation and amortization..............................................     57,157     49,336
                                                                                              ---------  ---------
                                                                                              $  20,524  $  23,322
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    Depreciation and amortization expense amounted to $11,766,000, $9,629,000 and $9,446,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Depreciation and amortization expense included in discontinued operations of ITGI amounted to $7,502,000, $4,614,000 and $2,034,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

(7) BANK LOANS

    Bank loans represent short-term borrowings that are payable on demand and generally bear interest at the brokers' call loan rate. At December 31, 1998, the Company had unsecured bank loans amounting to $21,000,000 with a weighted average interest rate of 5.6%. At December 31, 1997, there were no bank loans.

(8) LONG TERM DEBT

    The following summarizes long term debt outstanding at December 31, 1998 and 1997 (in thousands of dollars):

                                                                                               1998        1997
                                                                                            ----------  ----------
8 7/8% Series B Senior Notes, due 2004, less unamortized discount of $372 and $442 in 1998
  and 1997, respectively, effective rate of 9%............................................  $   49,628  $   49,558
7 1/2% Senior Notes, due 2007, less unamortized discount of $241 and $268 in 1998 and
  1997, effective rate of 8%..............................................................      99,759      99,732
                                                                                            ----------  ----------
                                                                                            $  149,387  $  149,290
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    During 1997, JEFCO obtained a NASDR approved $200,000,000 revolving credit facility to be used in connection with underwriting activities. The revolving credit facility terminates on October 30, 1999. Loans under this facility bear interest at 2.5% over either the Federal funds rate or the London Interbank Offered Rate. During 1998, there were several borrowings against the revolving credit facility. During 1997, there were no borrowings against the revolving credit facility.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(9) INCOME TAXES

    Total income taxes for the years ended December 31, 1998, 1997 and 1996 were allocated as follows (in thousands of dollars):

                                                                                     1998       1997       1996
                                                                                  ----------  ---------  ---------
Income from continuing operations...............................................  $   22,992  $  27,334  $  17,772
Income from discontinued operations of ITGI, net of tax.........................      37,541     20,343     17,666
Stockholders' equity, for compensation expense for tax purposes in excess of
  amounts recognized for financial reporting purposes...........................     (12,804)    (1,704)    (1,568)
                                                                                  ----------  ---------  ---------
                                                                                  $   47,729  $  45,973  $  33,870
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

    Income taxes (benefits) for the years ended December 31, 1998, 1997 and 1996 consist of the following (in thousands of dollars):

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
CURRENT:
  Federal........................................................................  $  22,650  $  28,675  $  21,337
  State and city.................................................................      5,627      7,369      4,870
                                                                                   ---------  ---------  ---------
                                                                                      28,277     36,044     26,207
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
DEFERRED:
  Federal........................................................................     (3,921)    (6,388)    (7,348)
  State and city.................................................................     (1,364)    (2,322)    (1,087)
                                                                                   ---------  ---------  ---------
                                                                                      (5,285)    (8,710)    (8,435)
                                                                                   ---------  ---------  ---------
                                                                                   $  22,992  $  27,334  $  17,772
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    Income taxes differed from the amounts computed by applying the Federal income tax rate of 35% for 1998, 1997 and 1996 as a result of the following (in thousands of dollars):

                                                                     1998                  1997                  1996
                                                             --------------------  --------------------  --------------------
                                                              AMOUNT        %       AMOUNT        %       AMOUNT        %
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Computed expected income taxes.............................  $  20,718       35.0% $  24,042       35.0% $  14,765       35.0%
Increase (decrease) in income taxes resulting from:
  State and city income taxes, net of Federal income tax
    benefit................................................      2,770        4.7      3,281        4.8      2,459        5.8
  Limited deductibility of meals and entertainment.........      1,142        1.9      1,054        1.5        699        1.6
  Foreign income...........................................        654        1.1         --         --         --         --
  Non-taxable interest income..............................       (304)      (0.5)      (164)      (0.2)        --         --
  Research and development tax credits.....................       (264)      (0.5)      (264)      (0.4)      (132)      (0.3)
  Other, net...............................................     (1,724)      (2.9)      (615)      (0.9)       (19)        --
                                                             ---------        ---  ---------        ---  ---------        ---
      Total income taxes...................................  $  22,992       38.8% $  27,334       39.8% $  17,772       42.1%
                                                             ---------        ---  ---------        ---  ---------        ---
                                                             ---------        ---  ---------        ---  ---------        ---

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(9) INCOME TAXES (CONTINUED)
    The cumulative tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 and 1997 are presented below (in thousands of dollars):

                                                                                                1998       1997
                                                                                              ---------  ---------
Deferred tax assets:
Long-term compensation......................................................................  $  28,752  $  22,874
Lease allowances............................................................................        582        929
Accounts receivable.........................................................................      3,518      2,888
State income taxes..........................................................................      1,012      1,646
Premises and equipment......................................................................      1,361      2,298
Other.......................................................................................      1,437        742
                                                                                              ---------  ---------
      Total gross deferred tax assets.......................................................     36,662     31,377
Valuation allowance.........................................................................         --         --
                                                                                              ---------  ---------
      Net deferred tax asset, included in other assets......................................  $  36,662  $  31,377
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    There was no valuation allowance for deferred tax assets as of December 31, 1998 and 1997.

    Management believes it is more likely than not that the Company will generate sufficient taxable income in the future to realize the deferred tax asset.

(10) BENEFIT PLANS

PENSION PLAN

    The Company has a defined benefit pension plan which covers certain employees of the Company and its subsidiaries. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Benefits are based on years of service and the employee's career average pay. The Company's funding policy is to contribute to the plan at least the minimum amount that can be deducted for Federal income tax purposes.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
    The following tables set forth the plan's funded status and amounts recognized in the Company's accompanying consolidated statements of financial condition and consolidated statements of earnings (in thousands of dollars):

                                                                                                  DECEMBER 31
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
Actuarial present value of benefit obligations--accumulated benefit obligation, including vested benefits of $19,594 and $18,449 as of December 31, 1998 and 1997, respectively.....  $  21,141  $  19,777
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Projected benefit obligation for service rendered to date...................................  $  24,837  $  22,603
Plan assets, at fair market value...........................................................     17,203     16,479
                                                                                              ---------  ---------
Excess of the projected benefit obligation over plan assets.................................      7,634      6,124
Unamortized prior service cost..............................................................        420        624
Unrecognized net transition obligation being recognized over 15 years.......................       (129)      (172)
Unrecognized net loss.......................................................................     (6,841)    (5,876)
Adjustment to recognize minimum liability...................................................      2,853      2,598
                                                                                              ---------  ---------
Pension liability included in other liabilities.............................................  $   3,937  $   3,298
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                                                                           YEAR ENDED DECEMBER 31
                                                                                       -------------------------------
                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
Net pension cost included the following components:
Service cost--benefits earned during the period......................................  $   1,895  $   1,288  $   1,125
Interest cost on projected benefit obligation........................................      1,551      1,222      1,064
Expected return on plan assets.......................................................     (1,310)    (1,065)      (889)
Net amortization.....................................................................        363        178        198
                                                                                       ---------  ---------  ---------
Net periodic pension cost............................................................  $   2,499  $   1,623  $   1,498
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The following tables reconcile the fair value of assets and the projected benefit obligation for the years ending December 31, 1998 and 1997 (in thousands of dollars):

                                                                                        YEAR ENDED DECEMBER
                                                                                                31,
                                                                                        --------------------
                                                                                          1998       1997
                                                                                        ---------  ---------
Fair value of assets, beginning of year...............................................  $  16,479  $  13,102
Employer contributions................................................................      2,114      1,476
Benefit payments made.................................................................     (2,124)      (544)
Total investment return...............................................................        734      2,445
                                                                                        ---------  ---------
Fair value of assets, end of year.....................................................  $  17,203  $  16,479
                                                                                        ---------  ---------
                                                                                        ---------  ---------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)

                                                                                        YEAR ENDED DECEMBER
                                                                                                31,
                                                                                        --------------------
                                                                                          1998       1997
                                                                                        ---------  ---------
Projected benefit obligation, beginning of year.......................................  $  22,603  $  16,279
Service cost..........................................................................      1,895      1,288
Interest cost.........................................................................      1,551      1,222
Actuarial gains and losses............................................................        763      4,358
Benefits paid.........................................................................     (2,124)      (544)
Plan amendments.......................................................................        149         --
                                                                                        ---------  ---------
Projected benefit obligation, end of year.............................................  $  24,837  $  22,603
                                                                                        ---------  ---------
                                                                                        ---------  ---------

    The net periodic pension costs above include the costs related to discontinued operations of ITGI of $385,000, $208,000 and $151,000 in 1998, 1997 and 1996, respectively.

    The plan assets consist of approximately 60% equities and 40% fixed income securities.

    The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.75% and 5.00%, respectively, in 1998, 7.00% and 5.00%, respectively, in 1997 and 7.50% and 5.00%, respectively, in 1996. The expected long-term rate of return on assets was 8.40% in 1998, 1997 and 1996.

STOCK COMPENSATION PLANS

    In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 defines a fair value based method of accounting for an employee stock option or similar instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it allows an entity to continue to measure compensation cost for these plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied. The Company implemented the statement during the year ended December 31, 1996.

    At December 31, 1998, the Company had six stock-based compensation plans, which are described below. The Company applied APB Opinion No. 25 in accounting for their plans. Accordingly, no compensation cost has been recognized for fixed stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
net earnings and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands of dollars, except per share amounts):

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Net earnings:
  As reported....................................................................  $  69,682  $  63,567  $  43,560
  Pro forma......................................................................  $  65,240  $  58,927  $  40,102

Basic earnings per share:
  As reported....................................................................  $    3.12  $    2.95  $    1.90
  Pro forma......................................................................  $    2.92  $    2.73  $    1.75

Diluted earnings per share:
  As reported....................................................................  $    2.96  $    2.80  $    1.84
  Pro forma......................................................................  $    2.77  $    2.60  $    1.69

1993 PLAN

    The Company has a Stock Ownership and Long-Term Incentive Plan (1993 Plan) which allows awards in the form of incentive stock options (within the meaning of Section 422 of the Internal Revenue code), nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, dividend equivalents or other stock based awards. The maximum number of shares of common stock of the Company with respect to which any awards may be made in any calendar year during the term of the 1993 Plan may not exceed 20% of the number of shares of common stock issued and outstanding as of the first day of the calendar year in which awards are made, less the number of shares of common stock reserved for issuance with respect to, or underlying, any award, made pursuant to the 1993 Plan or any predecessor plan, as of such date. The 1993 Plan provides flexibility as to exercise price and term of each option.

DIRECTOR PLAN

    The Company, also, has a Non-Employee Directors' Stock Option Plan (Director
Plan) which provides for an annual grant to each non-employee director of an option to purchase 2,000 shares of the Company's common stock. Such grants will be made automatically on the date directors are elected or reelected at the Company's annual meeting. In addition, the Director Plan provides for the automatic grant to a non-employee director, at the time he or she is first elected or appointed, of an option to purchase 5,000 shares of the Company's common stock. A total of 300,000 shares of the Company's common stock are reserved under the Director Plan. Under the Director Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant and the option's maximum term is five years.

1996 PLAN

    Additionally, in 1996, the Company established a Non-Employee Directors' Deferred Compensation Plan (1996 Plan). The 1996 Plan permits each non-employee director to elect to be paid annual retainer fees and annual fees for service as chairman or a member of a Board committee in the

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
form of stock options and to defer receipt of any director fees in an interest-bearing cash account or as deferred shares in a deferred share account. A total of 200,000 shares of the Company's common stock are reserved under the 1996 Plan. Under the 1996 Plan, the exercise price of each option equals the market price of the Company's stock on the date of grant and the options expire ten years after the date of grant.

UNITED KINGDOM CAPITAL ACCUMULATION PLAN

    The Company has a United Kingdom Capital Accumulation Plan (UK CAP) for certain officers and key employees of the Company who work in the United Kingdom. Participation in the plan is optional, with those who elect to participate agreeing to defer graduated percentages of their compensation. The UK CAP allows selected employees to acquire the Company's common stock (through the granting of stock options) at a 15% discount with 40% of the amount deferred. The remaining 60% of the amount deferred is placed in a Profit-Based Deferred Compensation Account that earns interest at a rate based on the performance of the Company.

OPTIONS ISSUED UNDER ALL PLANS

    The fair value of all option grants for all the Company's plans are estimated on the date of grant using the Black-Scholes option-pricing model with the weighted-average assumptions used for all fixed option grants in 1998, 1997 and 1996, respectively: dividend yield of 0.6%, 0.4%, and 0.6%; expected volatility of 32.6%, 33.4%, and 33.3%; risk-free interest rates of 5.5%, 6.4%, and 5.4%; and expected lives of 5.0 years, 5.5 years, and 3.3 years.

    A summary of the status of Company stock options in all its stock-based plans as of December 31, 1998, 1997 and 1996 and changes during the year then ended is presented below:

                                                               1998                     1997                     1996
                                                      -----------------------  -----------------------  -----------------------
                                                                   WEIGHTED                 WEIGHTED                 WEIGHTED
                                                                    AVERAGE                  AVERAGE                  AVERAGE
                                                                   EXERCISE                 EXERCISE                 EXERCISE
                                                        SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                                      ----------  -----------  ----------  -----------  ----------  -----------
Outstanding at beginning of year....................   1,829,033   $   12.05    1,702,000   $    9.35    1,467,832   $    6.34
Granted.............................................     377,949       39.70      367,061       22.91      594,628       13.28
Exercised...........................................    (748,142)       7.93     (240,028)       9.48     (352,460)       3.47
Forfeited...........................................     (16,023)      40.00           --          --       (8,000)       8.13
                                                      ----------               ----------               ----------
Outstanding at end of year..........................   1,442,817       21.12    1,829,033       12.05    1,702,000        9.35
                                                      ----------               ----------               ----------
                                                      ----------               ----------               ----------
Options exercisable at year-end.....................     941,955                1,349,124                  858,996
                                                      ----------               ----------               ----------
                                                      ----------               ----------               ----------
Weighted-average fair value of options granted
  during the year...................................               $   13.43                $   10.05                $    4.19

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                               OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                                    ------------------------------------------  -------------------------
                                                       NUMBER        WEIGHTED                      NUMBER
                                                    OUTSTANDING       AVERAGE       WEIGHTED    EXERCISABLE    WEIGHTED
                                                         AT          REMAINING       AVERAGE         AT         AVERAGE
                                                    DECEMBER 31,    CONTRACTUAL     EXERCISE    DECEMBER 31,   EXERCISE
RANGE OF EXERCISE PRICES                                1998       LIFE (YEARS)       PRICE         1998         PRICE
--------------------------------------------------  ------------  ---------------  -----------  ------------  -----------
$1.28 to 9.99.....................................      346,437            0.8      $    7.33       302,470    $    7.60
$10.00 to 19.99...................................      412,600            0.7          14.20       408,600        14.21
$20.00 to 29.99...................................      287,532            3.4          22.56       217,532        22.06
$30.00 to 39.99...................................       45,000            8.2          32.15         5,000        35.38
$40.00 to 47.94...................................      351,248            4.1          40.26         8,353        47.68
                                                    ------------                                ------------
$1.28 to 47.94....................................    1,442,817            2.3          21.12       941,955        14.31
                                                    ------------                                ------------
                                                    ------------                                ------------

PERFORMANCE-BASED STOCK OPTIONS

    While the 1993 Plan allows for the granting of performance-based stock options, no such options were granted during 1998, 1997 and 1996, and no such options were outstanding at December 31, 1998, 1997 and 1996.

RESTRICTED STOCK

    The 1993 Plan allows for grants of restricted stock awards, whereby certain key employees are granted restricted shares of common stock subject to forfeiture until the restrictions lapse or terminate. With certain exceptions, the employee must remain with the Company for a period of years after the date of grant to receive the full number of shares granted. During 1998, 1997 and 1996, there were restricted stock awards of 183,947 shares, 198,888 shares and 49,264 shares, respectively, with a corresponding market value of $6,488,000, $4,189,000 and $624,000, respectively. Certain grants are expensed over the vesting periods of one to three years, while others have been granted in settlement of previously accrued compensation liabilities. The compensation cost, excluding the cost associated with the settlement of previously accrued compensation liabilities, charged against earnings was $993,000, $1,142,000 and $394,000 in 1998, 1997 and 1996, respectively. As of December 31, 1998, 1997 and
1996, restricted stock shares outstanding were 381,585 shares, 203,468 shares and 95,160 shares, respectively.

EMPLOYEE STOCK PURCHASE PLAN

    The Company has an Employee Stock Purchase Plan (ESPP). All regular full-time employees are eligible for the ESPP. Employee contributions are voluntary and are made via payroll deduction. The employee contributions are used to purchase the Company's common stock which is then held in an outside trust account. The Company matches employee contributions at a rate of 15% (more, if profits exceed targets set by the Company's Board of Directors). The Company's match vests after two years. The Company recognizes compensation cost related to its ESPP matching. The compensation cost charged against continuing operations was $293,000, $187,000 and $213,000 in 1998, 1997 and 1996,

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(10) BENEFIT PLANS (CONTINUED)
respectively. The charge against discontinued operations was $4,000, $41,000 and $37,000 in 1998, 1997 and 1996, respectively.

CAPITAL ACCUMULATION PLAN

    The Company has a Capital Accumulation Plan (CAP) for certain officers and key employees of the Company. Participation in the plan is optional, with those who elect to participate agreeing to defer graduated percentages of their compensation. The plan allows selected employees to acquire the Company's common stock at a 15% discount with 50% of the amount deferred. The remaining 50% of the amount deferred is placed in a Profit-Based Deferred Compensation Account that earns interest at a rate based on the performance of the Company.

    The Company will from time to time repurchase shares of its common stock in the open market for use in both the CAP and UK CAP plans. The Company has acquired 2,580,034 shares since the inception of the plans (CAP in 1993 and UK CAP in 1995) and has made distributions of 653,410 shares. The Company recognizes compensation cost related to the 15% discount and interest on Profit-Based Deferred Compensation Accounts. The compensation cost charged against continuing operations was $4,115,000, $4,480,000 and $2,448,000 in 1998, 1997
and 1996, respectively. The charge against discontinued operations was $219,000, $354,000 and $294,000 in 1998, 1997 and 1996, respectively.

PROFIT SHARING PLAN

    The Company has a profit sharing plan, covering substantially all employees, which includes a salary reduction feature designed to qualify under Section 401-K of the Internal Revenue Code. Expenses of this plan related to continuing operations amounted to $6,778,000, $6,222,000 and $4,454,000 in 1998, 1997 and
1996, respectively. Expenses of this plan related to discontinued operations amounted to $2,362,000, $1,701,000 and $1,259,000 in 1998, 1997 and 1996,
respectively.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(11) EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years 1998, 1997 and 1996 (in thousands of dollars, except per share amounts):

                                                                                YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------
                                                                       1998              1997              1996
                                                                     ---------  -----------------------  ---------
Earnings from continuing operations................................  $  36,201         $  41,356         $  24,414
Discontinued operations of ITGI, net of tax........................     33,481            22,211            19,146
                                                                     ---------           -------         ---------
Net earnings for basic earnings per share..........................     69,682            63,567            43,560
Earnings adjustment--stock options on subsidiary...................     (1,672)             (890)             (501)
                                                                     ---------           -------         ---------
Adjusted earnings for diluted earnings per share...................  $  68,010         $  62,677         $  43,059
                                                                     ---------           -------         ---------
                                                                     ---------           -------         ---------
Shares of common stock and common stock equivalents:
Average number of common shares....................................     20,902            20,148            21,644
Capital Accumulation Plan unissued shares..........................      1,444             1,404             1,336
                                                                     ---------           -------         ---------
Average shares used in basic computation...........................     22,346            21,552            22,980
Stock options......................................................        508               651               398
Other unissued common shares.......................................        100               146                32
                                                                     ---------           -------         ---------
Average shares used in diluted computation.........................     22,954            22,349            23,410
                                                                     ---------           -------         ---------
                                                                     ---------           -------         ---------
Earnings per share:
Basic:
Earnings from continuing operations................................  $    1.62         $    1.92         $    1.06
Discontinued operations of ITGI, net of tax........................       1.50              1.03              0.84
                                                                     ---------           -------         ---------
Net earnings.......................................................  $    3.12         $    2.95         $    1.90
                                                                     ---------           -------         ---------
                                                                     ---------           -------         ---------
Diluted:
Earnings from continuing operations................................  $    1.58         $    1.85         $    1.04
Discontinued operations of ITGI, net of tax........................       1.38              0.95              0.80
                                                                     ---------           -------         ---------
Net earnings.......................................................  $    2.96         $    2.80         $    1.84
                                                                     ---------           -------         ---------
                                                                     ---------           -------         ---------

    The Company had no anti-dilutive securities during 1998, 1997 and 1996.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(12) LEASES

    As lessee, the Company leases certain premises and equipment under noncancelable agreements expiring at various dates through 2014. Future minimum lease payments for all noncancelable operating leases at December 31, 1998 are as follows (in thousands of dollars):

                                                                              DISCONTINUED   CONTINUING
                                                                               OPERATIONS    OPERATIONS     TOTAL
                                                                              -------------  -----------  ---------
1999........................................................................    $   3,059     $   9,632   $  12,691
2000........................................................................        3,116        10,803      13,919
2001........................................................................        2,712         9,696      12,408
2002........................................................................        2,524         6,460       8,984
2003........................................................................        2,914         6,008       8,922
Thereafter..................................................................       18,818        54,280      73,098

    Rental expense related to continuing operations amounted to $7,295,000, $5,742,000 and $4,859,000, in 1998, 1997 and 1996, respectively. Rental expense related to discontinued operations amounted to $2,556,000, $2,600,000 and $1,900,000, in 1998, 1997 and 1996, respectively.

(13) FINANCIAL INSTRUMENTS

OFF-BALANCE SHEET RISK

    The Company has contractual commitments arising in the ordinary course of business for securities loaned or purchased under agreements to sell, securities sold but not yet purchased, repurchase agreements, future purchases and sales of foreign currencies, securities transactions on a when-issued basis, options contracts, futures index contracts, and underwriting. Each of these financial instruments and activities contains varying degrees of off-balance sheet risk whereby the market values of the securities underlying the financial instruments may be in excess of, or less than, the contract amount. The settlement of these transactions is not expected to have a material effect upon the Company's consolidated financial statements.

    In the normal course of business, the Company had letters of credit outstanding aggregating $35,825,000 at December 31, 1998 to satisfy various collateral requirements in lieu of depositing cash or securities.

    The Company has derivative financial instrument positions in foreign exchange forward contracts, option contracts, and index futures contracts, all of which are measured at fair value with realized and unrealized gains and losses recognized in earnings. The foreign exchange forward contract positions are generally taken to lock in the dollar cost or proceeds of foreign currency commitments associated with unsettled foreign denominated securities purchases or sales. The average maturity of the forward contracts is generally less than two weeks. The option positions taken are generally part of a strategy in which offsetting equity positions are taken. The index futures positions are taken as a hedge against securities positions.

    The gross contracted or notional amount of index futures contracts, options contracts, and foreign exchange forward contracts, which are not reflected in the consolidated statements of financial condition, is set forth in the table below and provide only a measure of the Company's involvement in these contracts at December 31, 1998 and 1997. They do not represent amounts subject

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(13) FINANCIAL INSTRUMENTS (CONTINUED)
to market risk and, in many cases, serve to reduce the Company's overall exposure to market and other risks (in thousands of dollars):

                                                                                   NOTIONAL OR CONTRACTED AMOUNT
                                                                           ----------------------------------------------
                                                                                    1998                    1997
                                                                           ----------------------  ----------------------

                                                                            PURCHASE      SALE      PURCHASE      SALE
                                                                           -----------  ---------  -----------  ---------
Index futures contracts..................................................   $      --   $   3,559   $      --   $   8,173
Option contracts.........................................................       2,950       2,927       6,277       4,803
Foreign exchange forward contracts.......................................          --       8,759         430       4,461

FAIR VALUE OF DERIVATIVE FINANCIAL INSTRUMENTS

    The following is an aggregate summary of the average 1998 and 1997 and December 31, 1998 and 1997 fair values of derivative financial instruments (in thousands of dollars):

                                                                               1998                          1997
                                                                   ----------------------------  ----------------------------
                                                                     AVERAGE     END OF PERIOD     AVERAGE     END OF PERIOD
                                                                   -----------  ---------------  -----------  ---------------
Index futures contracts:
  In a favorable position........................................   $      42      $      --      $      55      $      --
  In an unfavorable position.....................................         150            178            204            149
Option contracts:
  Purchase.......................................................         500            666            682            799
  Sale...........................................................         506            574            372            637
Foreign exchange forward contracts:
  Purchase.......................................................       2,093             --          3,406            430
  Sale...........................................................       6,623          8,759          3,291          4,461

CREDIT RISK

    In the normal course of business, the Company is involved in the execution, settlement and financing of various customer and principal securities transactions. Customer activities are transacted on a cash, margin or delivery-versus-payment basis. Securities transactions are subject to the risk of counterparty or customer nonperformance. However, transactions are collateralized by the underlying security, thereby reducing the associated risk to changes in the market value of the security through settlement date or to the extent of margin balances.

    The Company seeks to control the risk associated with these transactions by establishing and monitoring credit limits and by monitoring collateral and transaction levels daily. The Company may require counterparties to deposit additional collateral or return collateral pledged. In the case of aged securities failed to receive, the Company may, under industry regulations, purchase the underlying securities in the market and seek reimbursement for any losses from the counterparty.

CONCENTRATION OF CREDIT RISK

    As a major securities firm, the Company's activities are executed primarily with and on behalf of other financial institutions, including brokers and dealers, banks and other institutional customers. Concentrations of credit risk can be affected by changes in economic, industry or geographical factors. The Company seeks to control its credit risk and the potential risk concentration through a variety of reporting and control procedures, including those described in the preceding discussion of credit risk.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(14) OTHER COMPREHENSIVE INCOME

    The following summarizes other comprehensive income and accumulated other comprehensive income at December 31, 1998 and for the year then ended (in thousands of dollars):

                                                           BEFORE-TAX    INCOME TAX    NET-OF-TAX
                                                             AMOUNT      OR BENEFIT      AMOUNT
                                                           -----------  -------------  -----------
Currency translation adjustments.........................   $     573     $      --     $     573
Minimum pension liability adjustment.....................        (254)          105          (149)
                                                                -----         -----         -----
Other comprehensive income (loss)........................   $     319     $     105     $     424
                                                                -----         -----         -----
                                                                -----         -----         -----

                                                                     MINIMUM     ACCUMULATED
                                                      CURRENCY       PENSION        OTHER
                                                     TRANSLATION    LIABILITY   COMPREHENSIVE
                                                     ADJUSTMENTS   ADJUSTMENT   INCOME (LOSS)
                                                    -------------  -----------  --------------
Beginning balance.................................    $    (622)    $  (1,520)    $   (2,142)
Change in 1998....................................          573          (149)           424
                                                          -----    -----------       -------
Ending balance....................................    $     (49)    $  (1,669)    $   (1,718)
                                                          -----    -----------       -------
                                                          -----    -----------       -------

    The following summarizes other comprehensive income and accumulated other comprehensive income at December 31, 1997 and for the year then ended (in thousands of dollars):

                                                           BEFORE-TAX    INCOME TAX    NET-OF-TAX
                                                             AMOUNT      OR BENEFIT      AMOUNT
                                                           -----------  -------------  -----------
Currency translation adjustments.........................   $    (526)    $      --     $    (526)
Minimum pension liability adjustment.....................      (1,645)          678          (967)
                                                           -----------        -----    -----------
Other comprehensive income (loss)........................   $  (2,171)    $     678     $  (1,493)
                                                           -----------        -----    -----------
                                                           -----------        -----    -----------

                                                                     MINIMUM     ACCUMULATED
                                                      CURRENCY       PENSION        OTHER
                                                     TRANSLATION    LIABILITY   COMPREHENSIVE
                                                     ADJUSTMENTS   ADJUSTMENT   INCOME (LOSS)
                                                    -------------  -----------  --------------
Beginning balance.................................    $     (96)    $    (553)    $     (649)
Change in 1997....................................         (526)         (967)        (1,493)
                                                          -----    -----------       -------
Ending balance....................................    $    (622)    $  (1,520)    $   (2,142)
                                                          -----    -----------       -------
                                                          -----    -----------       -------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(14) OTHER COMPREHENSIVE INCOME (CONTINUED)
    The following summarizes other comprehensive income and accumulated other comprehensive income at December 31, 1996 and for the year then ended (in thousands of dollars):

                                                            BEFORE-TAX     INCOME TAX    NET-OF-TAX
                                                              AMOUNT       OR BENEFIT      AMOUNT
                                                           -------------  -------------  -----------
Currency translation adjustments.........................    $     426      $      --     $     426
Minimum pension liability adjustment.....................           58            (25)           33
                                                                 -----            ---         -----
Other comprehensive income (loss)........................    $     484      $     (25)    $     459
                                                                 -----            ---         -----
                                                                 -----            ---         -----

                                                                      MINIMUM      ACCUMULATED
                                                      CURRENCY        PENSION         OTHER
                                                     TRANSLATION     LIABILITY    COMPREHENSIVE
                                                     ADJUSTMENTS    ADJUSTMENT    INCOME (LOSS)
                                                    -------------  -------------  --------------
Beginning balance.................................    $    (522)     $    (586)     $   (1,108)
Change in 1996....................................          426             33             459
                                                          -----          -----         -------
Ending balance....................................    $     (96)     $    (553)     $     (649)
                                                          -----          -----         -------
                                                          -----          -----         -------

(15) NET CAPITAL REQUIREMENTS

    As registered broker-dealers, JEFCO, ITG and W & D are subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. JEFCO, ITG and W & D have elected to use the alternative method permitted by the Rule, which requires that they each maintain minimum net capital, as defined, equal to the greater of $250,000 or 2% of the aggregate debit balances arising from customer transactions, as defined.

    At December 31, 1998, JEFCO's, ITG's and W & D's net capital was $217,367,000, $71,996,000, and $2,026,000, respectively, which exceeded minimum net capital requirements by $213,362,000, $71,746,000, and $1,776,000, respectively.

(16) CONTINGENCIES

    IN RE NASDAQ MARKET-MAKERS ANTITRUST LITIGATION. Beginning in July 1994, antitrust class actions were commenced against JEFCO and 33 other defendants in various federal courts (the "Lawsuits"). Following the filing of the Lawsuits, the Antitrust Division of the United States Department of Justice ("DOJ") and the Commission commenced investigations into certain issues related to the allegations of the Lawsuits. In August 1996, the DOJ entered into an antitrust consent decree with 24 defendants who are market makers in Nasdaq stocks. JEFCO was neither asked nor required to settle with the DOJ. Shortly after the DOJ settlement, the Commission filed a Section 21(a) report against the National Association of Securities Dealers, Inc. ("NASD"), criticizing various practices by market makers, and the NASD for failing to adequately police or discipline the market makers for those practices. However, the Commission did not take any action at that time against the market maker firms.

    In October 1994, the Lawsuits were consolidated for discovery purposes in the United States District Court for the Southern District of New York (the "Court"). The consolidated complaint alleges

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(16) CONTINGENCIES (CONTINUED)
that the defendants violated the antitrust laws by conspiring to fix the spread paid by plaintiffs and class members to trade in certain Nasdaq securities, by refusing to quote bids and asks in so-called odd-eighths. The cases purport to be brought on behalf of all persons who purchased or sold certain securities on the Nasdaq National Market System during the period May 1, 1989 to May 27, 1994. The plaintiffs seek damages in an unspecified amount.

    In order to avoid the uncertainties of litigation, JEFCO has entered into a settlement agreement which received the preliminary approval of the Court on October 15, 1997. The settlement received the final approval of the Court on November 9, 1998. The amount of the settlement has been previously provided for and will not have a material adverse effect on the Company.

    INCOME TAXES. The Company received a "30-day letter" proposing certain adjustments which, if sustained, would result in a tax deficiency of approximately $10.0 million plus interest. Substantially all of the proposed adjustments relate to Investment Technology Group, Inc., the Company's approximately 80.5% owned subsidiary and include (i) the disallowance of deductions taken in connection with the termination of certain compensation plans at the time of Investment Technology Group's initial public offering in 1994 and (ii) the disallowance of tax credits taken in connection with certain research and development expenditures. The Company intends to vigorously contest the proposed adjustments and believes that resolution of this matter will not have a material adverse effect on the Company.

    OTHER. Many aspects of the Company's business involve substantial risks of liability. In the normal course of business, the Company and its subsidiaries have been named as defendants or co-defendants in lawsuits involving primarily claims for damages. The Company's management believes that pending litigation will not have a material adverse effect on the Company.

(17) SEGMENT REPORTING

    The Company's operations have been classified into two business segments:
Financial Services and ITGI. The Financial Services segment includes the traditional securities brokerage and investment banking activities of the Company. The ITGI segment includes the automated equity trading and transaction research activities of ITGI and its subsidiaries.

    On March 17, 1998, Group and ITGI jointly announced plans for a series of transactions (the "Transactions") that would result in the separation of ITGI from the other Group businesses. Group would transfer all non-ITGI assets and liabilities to the Company (the "Transfers"). After the Transfers, Group's 15 million shares of ITGI would be its only asset. Group would then distribute all of the common stock of the Company to the Group stockholders (the "Spin-Off"). Immediately following the Spin-Off, ITGI would merge with and into Group with Group as the surviving corporation (the "Merger"). In connection with the Merger, Group would be renamed Investment Technology Group, Inc. (the "Surviving Corporation"). Subject to the terms and conditions of the merger agreement, each issued and outstanding share of ITGI common stock (other than any shares held by Group or held in the Treasury of ITGI) will be converted into the right to receive a number of shares of common stock of the Surviving Corporation equal to the ratio derived after dividing the number of shares of Group Common Stock outstanding immediately prior to the effective time of the Merger by

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(17) SEGMENT REPORTING (CONTINUED)
the number of shares of ITGI Common Stock owned by Group immediately prior to the effective time of the Merger.

    As a result of the Transactions, Group stockholders will own 100% of the Company and approximately 80.5% of the Surviving Corporation. The public ITGI stockholders will own 19.5% of the Surviving Corporation, the same proportionate ownership they held in ITGI prior to the Transactions.

    On March 12, 1999, Group received tax rulings from the Internal Revenue Service (the "IRS") with the concurrence of the IRS concerning the tax-free treatment of the Transfers and the Spin-Off for Group and its stockholders, respectively. On March 17, 1999, Group's Board of Directors unanimously approved the Transfers and the Spin-Off. The Transactions are contingent on a number of factors, including receipt of stockholders approvals. All stockholder approvals were received on April 20, 1999.

    In anticipation of the Spin-Off, Group liquidated its CAP plan, a deferred compensation plan consisting of cash and stock, to nearly 200 employees on January 25, 1999. The liquidation of this plan resulted in a capital infusion into the Company and in employees receiving approximately 1.5 million shares of Group.

    Financial information for the discontinued business segment is summarized as follows (in thousands of dollars):

ITGI CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
ASSETS
Cash and cash equivalents.............................................  $   77,324  $   14,263
Securities owned......................................................      39,615      37,358
Receivables from brokers, dealers and others..........................      24,127      10,131
Premises and equipment................................................      19,662      19,506
Other assets..........................................................      19,784      32,383
                                                                        ----------  ----------
                                                                        $  180,512  $  113,641
                                                                        ----------  ----------
                                                                        ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.................................  $   36,515  $   19,875
Securities sold, not yet purchased....................................         288           3
                                                                        ----------  ----------
                                                                            36,803      19,878
Stockholders' equity..................................................     143,709      93,763
                                                                        ----------  ----------
                                                                        $  180,512  $  113,641
                                                                        ----------  ----------
                                                                        ----------  ----------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(17) SEGMENT REPORTING (CONTINUED)
COMPONENTS OF INVESTMENT IN DISCONTINUED OPERATIONS OF ITGI:

Stockholders' equity of ITGI............................  $ 143,709  $  93,763
Add: Goodwill on Company's books related to ITGI........      5,300      1,635
Less: Deferred taxes on ITGI initial public offering
  gain..................................................    (12,922)   (13,766)
Less: Minority interest in ITGI.........................    (27,754)   (16,575)
                                                          ---------  ---------
Investment in discontinued operations of ITGI...........  $ 108,333  $  65,057
                                                          ---------  ---------
                                                          ---------  ---------

ITGI CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1998        1996        1997
                                                           ----------  ----------  ----------
Revenues.................................................  $  212,205  $  137,042  $  111,556
Expenses.................................................     131,270      89,782      70,555
                                                           ----------  ----------  ----------
Earnings before income tax expense.......................      80,935      47,260      41,001
Income tax expense.......................................      37,541      20,343      17,666
                                                           ----------  ----------  ----------
Net earnings.............................................  $   43,394  $   26,917  $   23,335
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

COMPONENTS OF DISCONTINUED OPERATIONS OF ITGI:

Net earnings of ITGI..........................  $  43,394  $  26,917  $  23,335
Less: Company's spin-off related expenses.....      1,936         --         --
Less: Minority interest in ITGI...............      7,977      4,706      4,189
                                                ---------  ---------  ---------
Discontinued operations of ITGI...............  $  33,481  $  22,211  $  19,146
                                                ---------  ---------  ---------
                                                ---------  ---------  ---------

CAPITALIZED SOFTWARE

    ITGI capitalizes software development costs where technological feasibility of the product has been established. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. The Company is amortizing capitalized software costs using the straight-line method over one to two years, with an average remaining life of under two years. Amortization begins when the product is available for release to the customers. As of December 31, 1998 and 1997, respectively, the Company had $6.5 million and $6.0 million of capitalized software costs, net of accumulated amortization included in investment in discontinued operations of ITGI. In 1998, 1997 and 1996, the Company amortized software costs of $3.5 million, $1.5 million, and $1.4 million, respectively.

    Research and development expenses related to software were $11.0 million, $8.4 million and $6.8 million in 1998, 1997 and 1996, respectively. In 1998, 1997 and 1996, $4.0 million, $4.4 million and $1.6 million, respectively, were capitalized.

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(17) SEGMENT REPORTING (CONTINUED)
GOODWILL

    At December 31, 1998 and 1997, excess of purchase price over net assets acquired remaining was $6,673,000 and $3,556,000, net of accumulated amortization of $4,174,000 and $3,436,000, respectively and is included in other assets on ITGI's Condensed Consolidated Statements of Financial Condition.

BENEFIT PLANS

    In 1994 ITGI, established the 1994 Employee Stock Option and Long-Term Incentive Plan (ITGI Plan) which allows for the granting of options to purchase a total of 3,650,000 shares of ITGI common stock. In 1995, the ITGI Board of Directors adopted, and the ITGI stockholders approved, the Non-Employee Directors' Plan (ITGI Director Plan). The ITGI Director Plan generally provides for an annual grant to each non-employee director an option to purchase 2,500 shares of ITGI common stock. In addition, the ITGI Director Plan provides for the automatic grant to a non-employee director, at the time he or she is initially elected, a stock option to purchase 10,000 shares of ITGI common stock. Stock options granted under the ITGI Director Plan are non-qualified stock options having an exercise price equal to 100% of the fair market value of ITGI common stock at the date of grant. A total of 125,000 shares of ITGI common stock are reserved for issuance under the ITGI Director Plan. There were a total of 3,458,216 fixed stock options outstanding and 18,220,968 ITGI common stock shares outstanding as of December 31, 1997. There were a total of 2,888,106 fixed stock options outstanding and 18,590,361 ITGI common stock shares outstanding as of December 31, 1998.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the weighted-average assumptions used for all fixed option grants in 1998, 1997 and 1996, respectively: dividend yield of 0.0%, 0.0% and 0.0%; expected volatility of 45%, 54% and 49%; risk-free interest rates of 5.5%, 6.6% and 6.1%; and expected lives of 7 years, 5 years and 4 years.

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                   OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                        ------------------------------------------  -------------------------
                           NUMBER        WEIGHTED                      NUMBER
                        OUTSTANDING       AVERAGE       WEIGHTED    EXERCISABLE    WEIGHTED
                             AT          REMAINING       AVERAGE         AT         AVERAGE
  RANGE OF EXERCISE     DECEMBER 31,    CONTRACTUAL     EXERCISE    DECEMBER 31,   EXERCISE
             PRICES         1998       LIFE (YEARS)       PRICE         1998         PRICE
----------------------  ------------  ---------------  -----------  ------------  -----------
$ 7.50-- 9.99.......        445,909            1.9      $    9.08       445,909    $    9.08
$10.00--14.99.......      1,167,117            0.9      $   12.30     1,167,117    $   12.30
$15.00--19.99.......        157,976            3.4      $   19.22        73,256    $   18.94
$20.00--24.99.......      1,019,604            3.1      $   22.21     1,010,000    $   22.19
$25.00--29.99.......         92,500            8.4      $   27.80        26,000    $   27.97
$30.00--32.10.......          5,000            4.3      $   32.10            --           --
                        ------------                                ------------
$7.50--32.10........      2,888,106            2.2      $   16.21     2,722,282    $   15.77
                        ------------                                ------------
                        ------------                                ------------

                   JEF HOLDING COMPANY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

(17) SEGMENT REPORTING (CONTINUED)
CASH PAID FOR INTEREST AND INCOME TAXES

    The interest paid and income taxes paid amounts included in the Consolidated Statements of Cash Flows included amounts related to discontinued operations of ITGI (in thousands of dollars).

                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
Interest paid................................................  $      20  $     146  $     223
Income taxes paid to affiliate...............................  $  30,296  $  19,947  $  18,798

(18) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of unaudited quarterly statements of earnings for the years ended December 31, 1998 and 1997 (in thousands of dollars, except per share amounts):

                                                         MARCH        JUNE     SEPTEMBER    DECEMBER      YEAR
                                                       ----------  ----------  ----------  ----------  ----------
1998
Revenues.............................................  $  163,848  $  149,699  $  124,041  $  153,027  $  590,615
Earnings before income taxes.........................      19,226      16,751       6,830      16,386      59,193
Earnings from continuing operations..................      11,568      10,101       4,916       9,616      36,201
Earnings from discontinued operations
  of ITGI............................................       5,908       7,725      10,760       9,088      33,481
Net earnings.........................................      17,476      17,826      15,676      18,704      69,682
Basic:
Earnings from continuing operations
  per share..........................................        0.52        0.46        0.22        0.42        1.62
Net earnings per share...............................        0.79        0.80        0.70        0.82        3.12
Diluted:
Earnings from continuing operations
  per share..........................................        0.51        0.44        0.21        0.42        1.58
Net earnings per share...............................        0.75        0.76        0.66        0.79        2.96

1997
Revenues.............................................  $  116,993  $  165,448  $  152,090  $  196,311  $  630,842
Earnings before income taxes.........................      10,206      21,402      15,079      22,003      68,690
Earnings from continuing operations..................       6,031      13,122       9,073      13,130      41,356
Earnings from discontinued operations
  of ITGI............................................       5,366       6,626       5,347       4,872      22,211
Net earnings.........................................      11,397      19,748      14,420      18,002      63,567
Basic:
Earnings from continuing operations
  per share..........................................        0.28        0.61        0.42        0.61        1.92
Net earnings per share...............................        0.53        0.92        0.67        0.83        2.95
Diluted:
Earnings from continuing operations
  per share..........................................        0.27        0.59        0.41        0.59        1.85
Net earnings per share...............................        0.50        0.87        0.63        0.79        2.80

         (b) Exhibits:

Exhibit
Number       Description
------       -----------

3.1   --    Amended and Restated Certificate of Incorporation of JEF Holding
            Company, Inc. ("New JEF")*

3.2   --    By-Laws of New JEF*

10.1  --    1999 Incentive Compensation Plan of New JEF*

10.2  --    1999 Directors' Stock Incentive Plan of New JEF*

10.3  --    Distribution Agreement, dated as of March 17, 1999, by and between
            Group and New JEF. *

10.4  --    Tax Sharing and Indemnification Agreement, dated as of March 17,
            1999, by and among Investment Technology Group, Inc. ("ITGI"), Group and New JEF. *

10.5  --    Amended and Restated Tax Sharing Agreement, dated as of March 17,
            1999, by and among ITGI, Group and New JEF. *

10.6  --    Benefits Agreement, dated as of March 17, 1999, by and between Group and New JEF. *

10.7  --    Fully Disclosed Clearing Agreement, dated as of January 1, 1999, by and between Jefferies & Company, Inc. and ITG Inc. *

10.8  --    Amendment No. 1 dated as of January 1, 1999 to Service Agreement dated March 15, 1994, by and between Jefferies & Company, Inc. and
            ITG Inc. *

10.9  --    Execution Agreement, dated as of January 1, 1999, by and between W&D
            Securities, Inc. and ITGI. *

10.10 --    Form of Pre-Closing and Escrow Agreement by and among The Bank of
            New York, Group, New JEF and ITGI.*

21    --    List of Subsidiaries*

27    --    Financial Data Schedule *


99.1  --    The identified portions, as set forth in detail in Part I hereof, of the Jeffries Group, Inc. definitive proxy statement
            (File No. 1-11665) filed with the Securities and Exchange
            Commission on March 18, 1999 (the "1999 Definitive Proxy
            Statement") are incorporated in this Registration Statement on
            Form 10 by reference to the 1999 Definitive Proxy Statement, pursuant to Rule 12b-32(a) under the Exchange Act.


-----------------

*     Filed herewith



                                    SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      JEF HOLDING COMPANY, INC.

                                      By: /s/ Frank E. Baxter



                                      ----------------------------------
                                      Name: Frank E. Baxter
                                      Title: Chairman of the Board of Directors